EXHIBIT 23-D


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of Fall River Gas Company:


As independent public accountants, we hereby consent to the incorporation by reference of our report dated November 12, 1999, included in Fall River Gas Company Form 10-K for the year ended September 30, 1999, and to all references to our firm included in this Registration Statement. It should be noted that we have not audited any financial statements of Fall River Gas Company subsequent to September 30, 1999, or performed any audit procedures subsequent to the date of our report.



                                                      ARTHUR ANDERSEN LLP
                                                      Arthur Andersen LLP



Boston, Massachusetts
September 20, 2000